EXHIBIT 99.1

FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS AUGUST 11, 2005

USA Truck, Inc. (NASDAQ: USAK) announced today that it has priced the follow-on public offering of its common stock at a price of $25.00 per share. The offering consists of 3,000,000 shares, including 2,000,000 shares offered by the Company and 1,000,000 shares offered by selling stockholders, which include Robert M. Powell, Chairman and CEO, Jerry D. Orler, President, and Mr. Orler’s spouse. In addition, Mr. Powell has granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of common stock to cover over-allotments, if any. A.G. Edwards is the lead manager of the offering and Stephens Inc., BB&T Capital Markets and Morgan Keegan & Company, Inc. are co-managers.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

A final prospectus relating to the offering may be obtained from A.G. Edwards at the following address:

A.G. Edwards

One North Jefferson

St. Louis, MO 63103

This press release contains forward-looking statements and information that are based on our current beliefs and expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “will,” “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Our results for any specific period could also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims. Additional risks associated with our operations are discussed in our SEC filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities throughout the continental United States and into and out of Mexico and portions of Canada. We transport many types of freight and provide complementary third party logistics and freight brokerage services for a diverse customer base.

Contact: CLIFF BECKHAM, Chief Financial Officer - (479) 471-2633